SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the "Agreement") is made by and between C2 Communications Technologies, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 104 E. Houston St., Suite 173, Marshall, Texas 75670 ("C2" or "Licensor"), and Verizon Corporate Services Group Inc., a corporation organized under the laws of the State of New York, with its principal place of business at One Verizon Way, Basking Ridge, New Jersey ("Verizon")

RECITALS

WHEREAS, C2 is the owner of all right, title and interest in and to certain intellectual property, including U.S. Patent No. 6,243,373 (the "Patent-in-Suit");

WHEREAS, C2 filed suit against Verizon and certain of its affiliates in the United States District Court for the Eastern District of Texas, Marshall Division, under Civil Action No. 2:06-CV-241 TJW, styled *C2 Communications Technologies, Inc. v AT&T Corp. et al.*, alleging infringement of the Patent-in-Suit (the "Lawsuit");

WHEREAS, C2 and Verizon now desire to avoid further litigation risks and expenses, and mutually seek a settlement of the Lawsuit and enter into this Agreement providing for a full, final, complete and global settlement of all claims between C2 and its Affiliates, on the one hand, and Verizon and its Affiliates, on the other hand, and for certain releases and licenses on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties do hereby agree as follows:

AGREEMENT

1. Definitions

1.1 "Affiliates" means and includes any corporation, company, joint venture, partnership, firm, subsidiary or other entity formerly, now or hereafter controlled by, controlling, or under common control with any Party, where "control" means the direct or indirect ownership or control (whether through contract or otherwise) of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors in the case of corporate entities and in the case of non-corporate entities, fifty percent (50%) or more of the equity interest with the power to direct management policies or the power to direct management regardless of equity interest. Notwithstanding any provision of this Agreement, C2 Global Tech, Inc. shall be considered an Affiliate of C2, and all present and future subsidiaries and Affiliates of Verizon Communications Inc. and Cellco Partnership d/b/a Verizon Wireless, including all Verizon defendants in the Lawsuit, shall be considered Affiliates of Verizon; provided, however, Verizon's "Affiliates" shall not now or in the future include any of Verizon's Co-defendants in the Lawsuit or any party that was engaged in pending litigation with C2 regarding one or more of the Licensed Patents before becoming an Affiliate; and further provided however, that any such Verizon's Co-defendant or party may qualify an Affiliate (assuming they otherwise qualify) once they are no longer a party to such Lawsuit or litigation, including any appeals.

1.2 "Effective Date" means the date or the last of the dates, if different, on which this Agreement is executed by all the Parties.

1.3 "Licensed Patents" means (a) all patents and patent applications owned by any of C2 or any of its Affiliates as of the Effective Date, including the Patent-in-Suit and any patents and patent applications claiming priority, in whole or in part, on or before the Effective Date, (b) all present patents and patent applications in which C2 or any of its Affiliates has the right to

grant licenses, (c) all present or future divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of the any of the patents and patent applications referenced in clauses (a) and (b) of this Section 1.3, and (d) any present or future foreign counterparts (including all foreign country rights similar to intellectual property rights granted under U.S. patents as well as all international and collective patent office rights, if any) of any of the patents and patent applications referenced in clauses (a), (b), and (c) of this Section 1.3. For avoidance of doubt, reference to present patent applications above includes all patents issuing at any time from such patent applications.

1.4 "Licensed Products" means any and all goods, systems, services and methods sold, used, put into service, leased, licensed or provided (directly or indirectly) by or for Verizon or any of its Affiliates, or by third parties acting on Verizon's or any of its Affiliates' behalf, anywhere in the world that may qualify, directly or indirectly, as infringement under 35 U.S.C. § 271, including Sections 271 (b), (c), (f), or (g), or under any similar United States or foreign law of one or more claims of the Patent-In-Suit or any of the Licensed Patents when sold, offered for sale, used, put into service, leased, licensed or provided (directly or indirectly) by Verizon or any of its Affiliates, or by said third parties acting on Verizon's or any of its Affiliates' behalf.

1.5 With respect to a Licensed Product, the term "Normal Use" means any use of the Licensed Product alone or in any combination of the Licensed Product with any another product(s), system(s), service(s) or method(s).

1.6 "Accused Call" means a telephone call that: (i) is sent from the calling party to a central office and then to a media gateway (e.g. network gateway border element) in PSTN format (e.g. TDM), (ii) is converted from PSTN format to IP format, (iii) is transmitted over an IP network to a second media gateway (e.g. network gateway border element), and (iv) is converted from the IP format back to a PSTN format.

1.7 "Verizon's Co-defendants in the Lawsuit" means and includes AT&T Corp., Qwest Communications Corp., Global Crossing Telecommunications, Inc., Sprint Communications Co., L.P., and Level 3 Communications, LLC, and each of their respective Affiliates for so long as such entity is a party to the Lawsuit or any action for patent infringement by C2 involving the Licensed Patents, including any and all appeals.

2. Release, Dismissal and Grant of License.

2.1 C2 on behalf of itself and its respective predecessors, successors, parents, subsidiaries, Affiliates, assigns, agents, attorneys, directors, officers, partners, employees and their heirs and executors, does hereby fully and unconditionally release, acquit and forever discharge Verizon and its Affiliates (including former Affiliates of Verizon that are not one of Verizon's Co-Defendants in the Lawsuit) and their respective officers, directors, managing members, employees, attorneys, customers, and vendor/suppliers (but only to the extent that activities of such vendor/suppliers are for the benefit of Verizon or its Affiliates and Verizon or its Affiliates has an indemnity or other contractual obligation regarding infringement with such vendor/suppliers): (i) from liability related to the Licensed Patents; (ii) for all activities that occurred prior to the Effective Date which would have been licensed under this Agreement if they had been performed on or after the Effective Date; and (iii) from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys' fees, court costs, or any other form of claim or compensation, known or unknown, relating to, based upon, or arising out of, any infringement, direct or indirect, of the Licensed Patents or the Lawsuit, including any act of past, present, or future infringement, misappropriation or other violation of one or more of the Patent-in-Suit or the Licensed Patents. Notwithstanding any language to the contrary in this Agreement, no release shall extend under this Agreement to any of Verizon's Co-defendants in the Lawsuit.

2.2 C2 shall dismiss with prejudice all claims brought against Verizon or its Affiliates by filing an executed stipulation of dismissal with prejudice, in the form set forth as Exhibit A hereto, within three (3) business days of receipt of the Payment under Paragraph 4.1.

2.3 The releases in this Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Verizon and C2 each acknowledge that it or their respective Affiliates may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. Verizon and C2, on behalf of themselves and their respective Affiliates, voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights it or their respective Affiliates may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on releases. Specifically, each Party, for itself and its Affiliates, hereby expressly waives any rights it may have under California Civil Code Section 1542 which provides that: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the relates, which if known by him must have materially affected his settlement with the debtor."

2.4 C2 (on behalf of itself and its Affiliates) hereby grants to Verizon, with the right to grant sublicenses to present and future Affiliates (other than to any of Verizon's Co-

defendants in the Lawsuit for so long as they remain defendants in the Lawsuit), effective as of the Effective Date, a non-exclusive, irrevocable, perpetual, world-wide, fully paid-up, royalty-free right and license under any one or all of the claims of the Licensed Patents to make, have made, use, have used, sell, have sold, import, have imported, lease, have leased, offer to sell, have offered for sale, distribute, have distributed, or otherwise dispose, directly or indirectly of any Licensed Products (However, the have made rights granted herein do not convey any license rights under the Licensed Patents to Verizon's Co-Defendants in the Lawsuit for as long as they remain Co-Defendants in the Lawsuit.) The foregoing license includes the right of Verizon or its Affiliates to engage in acts, and to have other engage in acts for the benefit of Verizon and its Affiliates, which may qualify as infringement, directly or indirectly, under 35 USC § 271, including Sections 271 (b), (c), (f) and (g), or under any similar United States or foreign law of one or more claims of the Patent-In-Suit or any of the Licensed Patents. C2 (on behalf of itself and its Affiliates) also hereby grants to Verizon, with the right to sublicense to its Affiliates, effective as of the Effective Date, the right to convey to customers, under any of the Licensed Patents, the right to make Normal Use of any such Licensed Products furnished directly or indirectly to such customers. Furthermore, as of the Effective Date, C2, on behalf of itself and its Affiliates, grants to Verizon, with the right to sublicense its Affiliates, under the Licensed Patents, the right to convey, directly or indirectly, to (a) end-users, the right to make Normal Use of (i) any such Licensed Products furnished directly or indirectly to such end-users and (ii) the products or services of others referenced in clause (b) of this sentence; and (b) others, the right to directly or indirectly furnish any product or service to such end-users in connection with the end-user's Normal Use of a Licensed Product.

2.5 C2 (on behalf of itself, its Affiliates, and successors in interest owning, at any time in the future, any rights in any of the Licensed Patents, and their respective officers,

directors, and managing members) hereby covenants not to sue Verizon, its Affiliates, end-users and others for any activities licensed by the rights granted in paragraph 2.4 of this Agreement or released by paragraph 2.1 of this Agreement. The foregoing covenant may be pled as a full and complete defense to, and may be a used as a basis for an injunction against, any action, suit or other proceeding in breach of this covenant.

2.6 Notwithstanding any other provisions of this Agreement, including but not limited to Sections 2.1 through 2.5 of this Agreement, nothing herein shall be construed as conferring a license, covenant not to sue, or release of any third party including but not limited to any of Verizon's Co-defendants in the Lawsuit, except as set forth expressly herein. Moreover, except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any rights on any third party (including but not limited to Verizon's Co-defendants in the Lawsuit) by estoppel.

2.7 Verizon, on behalf of itself and its current Affiliates, does hereby fully and unconditionally release, acquit and forever discharge C2 and its Affiliates from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys' fees, court costs, or any other form of claim or compensation, known or unknown, relating to the Licensed Patents or the Lawsuit.

3. Warranties and Representations.

3.1 C2 (on behalf of itself and its Affiliates) makes the following representations and warranties as of the Effective Date:

a. C2 and/or its Affiliates own the entire right, title and interest in and to the Licensed Patents, including, for avoidance of doubt, the Patent-in-Suit, and the inventions disclosed and claimed therein, and that no third party, expressly including Telecom Internet Holdings Ltd. (a company organized under the laws of England and Wales) and any of its

Affiliates, has any right to claim or bring any causes of action for damages, infringement, injunctive relief, or other remedies relating to any of this Agreement, the Lawsuit or Licensed Patents, including the Patent-in-Suit;

b. C2 has the right to enter into this Agreement with Verizon and to grant the releases and licenses with respect to the Licensed Patents of the full scope set forth herein;

c. There are no liens, conveyances, mortgages, assignments, encumbrances or other agreements or obligations which would prevent or impair the full and complete privileges granted by C2, on behalf of itself and its Affiliates, pursuant to the full terms and conditions of this Agreement; and

d. C2, on behalf of itself and its Affiliates, has not entered and shall not enter into any other agreements which would interfere with the rights, privileges and immunities granted herein by C2, on behalf of itself and its Affiliates, during the full term of this Agreement.

e. To the extent that C2 grants any rights or makes any other promise on behalf of another entity (for example, an Affiliate of C2), C2 has the authority to bind such other entity to such grant and promise.

f. In the event C2 or its Affiliates exclusively licenses, sells, assigns or transfers any right, title or other interest in any of the Licensed Patents, or any portion of the patents, such exclusive license, sale, assignment or transfer shall be subject to the releases, covenants and licenses granted in this Agreement.

g. To the knowledge of C2 and its Affiliates, the Licensed Patents are valid and enforceable.

h. Neither C2 nor any of its Affiliates has assigned or otherwise transferred to any other person any rights to enforce any of the Licensed Patents, including the Patent-in-Suit, or to any causes of action, damages or other remedies, or any Licensed Patents, claims,

counterclaims or defenses, relating to any of the Lawsuit or Licensed Patents, including the Patent-in-Suit

3.2 Verizon warrants and represents that:

(a) it has the right and authority to enter into this Agreement; and

(b) Verizon and its Affiliates' best estimate of revenues relating to Accused Calls through December 31, 2006 are set forth in Verizon's "Objections and Responses to Plaintiff's First Set of Interrogatories" served in the Lawsuit.

4. Consideration.

4.1 In full and complete consideration of the rights, privileges, immunities, releases and license set forth in this Agreement and based upon the representations and warranties set forth in Section 3, and for other good and valuable consideration, Verizon shall make payment to C2 in the amount of TWO-MILLION FOUR-HUNDRED AND SEVENTY-FIVE THOUSAND DOLLARS ($2,475,000) in U.S. currency. Such payment shall be paid promptly upon (and in no event more than fifteen (15) days after) the Effective Date of this Agreement. The payment shall be sent via wire transfer to the following account:

Ward & Olivo
Bank of America
367 Springfield Avenue
Summit, New Jersey 07901
Routing Number: 026009593
Account Number: 9417942299

5. Terms and Termination.

5.1 This Agreement is effective beginning on the Effective Date and shall remain in full force and effect until six (6) years after the expiration date of the last to expire of the Licensed Patents.

5.2 Sections 1, 2, 3, 5, 6, 7, and 8 shall survive the termination of this Agreement.

6. Confidentiality.

The parties hereto agree that the terms of this Agreement will be treated as confidential and maintained in confidence and will not be disclosed to any other person except as may be required by law or pursuant to a Protective Order entered in any lawsuit which will maintain the confidentiality of the terms of this Agreement. C2 may disclose this Agreement to the parties to the Lawsuit, provided that it is marked "CONFIDENTIAL" pursuant to Protective Order entered by the Court in the Lawsuit. The Parties hereto further agree that either Party may disclose this Agreement to any governmental body having jurisdiction and specifically requiring such disclosure, to C2 and Verizon's accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality and/or privilege, and to third parties in confidence, in connection with a proposed merger, acquisition, financing or similar transaction. C2 may issue a press release regarding this Agreement; provided, however, such press release shall be substantially of the form and content of the press release issued by C2 upon entry of a Settlement and License Agreement in the Lawsuit with AT&T Corp. in February 2008, and Verizon shall be free to respond to such press release. C2 and Verizon shall each direct its representatives not to make any disclosures of the terms of this Agreement. Notwithstanding this paragraph 6, upon inquiry Verizon, C2, and their respective Affiliates may state that C2 and Verizon have entered into a patent license agreement.

7. Assignment and Transfer.

Subject to C2's representations and warranties, any entity having rights hereunder may assign its rights in this Agreement to another entity which acquires a majority of the assets of the entity. In addition, the rights granted herein under the Licensed Patents shall inure to the benefit of any purchaser or acquirer of a product line, business or business unit which is licensed herein

and includes Licensed Products. In the event of a change of control of Verizon or an Affiliate of Verizon, this Agreement shall continue to benefit and obligate Verizon and the Affiliates of the Affiliate or their successor entities ("Acquiring Person"), and may be assigned or sublicensed, in whole or in part, to such Acquiring Person, including to any divested or acquired Affiliate of Verizon provided, however, the Acquiring Person (if other than the Verizon or any Affiliate of Verizon) shall not be licensed for acts of such Acquired Person occurring prior to the change of control. In the event Verizon or a Verizon Affiliate sells or transfers all or a portion of its assets or business to which the licenses granted in this Agreement relates to another person, ("Spin-Off Person"), then this Agreement may be assigned or the licenses granted in this Agreement sublicensed to such Spin-Off Person and the licenses granted herein will continue in effect with regard to the Spin-Off Person and the remaining Verizon and the Affiliates of the Verizon (i.e., the non-sold or non-transferred portions); provided, however, the Spin-Off Person shall not be licensed for acts of such Spin-Off Person occurring prior to the acquisition of such assets or business. Notwithstanding the above, none of the rights and privileges granted herein are in any way transferable, directly or indirectly, through assignment, acquisition or otherwise, to any of Verizon's Co-defendants in the Lawsuit for so long as they remain defendants in the Lawsuit.

8. Miscellaneous.

8.1. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof. This Agreement shall not be extended, supplemented or modified in any manner except by a written instrument executed by duly authorized representative of the Parties

8.2. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the domestic law of the state of New York without giving effect to any choice of law provision or rule (whether of the state of New York or any other jurisdiction)

that would cause the application of laws of any jurisdiction other than the state of Texas. Upon dismissal pursuant to section 2.2, C2 and Verizon agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the Southern District of New York located in New York, New York (the "Court"), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Court. The Parties hereby waive any challenge to the jurisdiction or venue of the Court over these matters.

8.3. Successors in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. To the extent not provided for by operation of law, the Parties shall require any successor or assign to agree to be bound to the terms and conditions of this Agreement as a condition precedent to such succession or assignment.

8.4. Agreement Construction. The following rules shall be applied in the construction of provisions of this Agreement:

8.4.1. The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels' assistance. In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision.

8.4.2. Neither the history of negotiations between the Parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

8.4.3. As used in this Agreement, (a) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural and vice versa, as the context may require; (b) the words "hereof," "herein," "hereunder" and other words of similar import refer to this Agreement as a whole, including all exhibits and schedules as the same may be amended or supplemented from time to time, and not to any subdivision of this Agreement; (c) the words "Party" and "Parties" refer, respectively, to a Party or to both of the Parties to this Agreement; (d) the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (e) the word "or" shall be interpreted in its inclusive sense unless there is an express limitation to the contrary, such that, for example, absent such express limitation, a provision of the form "A or B" shall be satisfied by "A" alone, "B" alone, or "A and B" together; and (f) explicit references to a particular Section hereof shall be deemed to include a reference to the subsections, if any, associated with the Section as well. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

8.5. Severability. If any provision of this Agreement is found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court or body under law.

8.6. Headings. Descriptive headings and titles used in this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

8.7. Counterparts; Facsimile Signatures. This Agreement may be executed as duplicate originals, both of which shall be regarded as one and the same instrument, and each of which shall be the official and governing version of this Agreement. This Agreement may be executed by facsimile signatures. In addition, single or duplicate originals of this Agreement may be executed by the Parties with multiple counterpart signature pages, where each individual Party executes a separate signature page; provided, however, that every Party executes a signature page.

8.8. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

If to Licensor:

C2 Communications Technologies, Inc.

104 E. Houston Street

Suite 173

Marshall, Texas 75670

Copy to:

Susman Godfrey L.L.P.

901 Main Street, Suite 5100

Dallas, Texas 75202-3775

Facsimile: (214) 754-1933

Attn: William Christopher Carmody, Esq.

If to Verizon:

c/o Verizon

One Verizon Way

Basking Ridge, NJ 07920-1097

Attn: Vice President and Associate General Counsel

Intellectual Property

Facsimile: 908-766-6974

Copy to:

Winston & Strawn

1700 K Street, N.W.

Washington, DC 20006

Attn: Charles Molster, Esq.

Facsimile: 202-282-5100

Such notices shall be deemed to have been served when received by addressee. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its duly authorized personnel as of the date and year written below.

AGREED:

C2 Communications Technologies, Inc. 104 E. Houston St., Suite 173 Marshall, Texas 75670	**Verizon Corporate Services Group Inc.** One Verizon Way Basking Ridge, New Jersey
By: ______________________	By: [signature]
Its: ______________________	Its: Senior V.P. + Deputy G.C.
Date: ______________________	Date: February 27, 2008

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its duly authorized personnel as of the date and year written below.

AGREED:

C2 Communications Technologies, Inc.
104 E. Houston St., Suite 173
Marshall, Texas 75670

By: [signature]

Its: C.E.O.

Date: FEB 27, 2008

Verizon Corporate Services Group Inc.
One Verizon Way
Basking Ridge, New Jersey

By:____________________

Its:____________________

Date: ____________________